Exhibit 4.24
ALION SCIENCE AND TECHNOLOGY CORPORATION
BOARD OF DIRECTORS PHANTOM STOCK PLAN
The Alion Science and Technology Corporation Phantom Stock Plan (the “Plan”) was established by Alion Science and Technology Corporation, a Delaware corporation (“Alion” or the “Company”), effective as of October 1, 2005. The Plan is hereby amended and restated effective January 1, 2007 to comply with final regulations under Code Section 409A; provided, however, that any provision herein required to be effective as of an earlier date in order for the Plan to comply with Code Section 409A shall be effective as of such earlier date.
ARTICLE I
PURPOSE
The purpose of the Plan is to benefit and advance the interests of the Company by attracting and retaining directors, by rewarding them for their contributions to the financial success of the Company and thereby motivating them to continue to make such contributions in the future, through the granting of phantom shares of common stock of the Company.
ARTICLE II
DEFINITIONS
For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:
2.1. “Administrative Committee” shall mean the Compensation Committee of the Board, or such person or persons as the Compensation Committee shall designate, unless the Board resolves to act itself as the Administrative Committee.
2.2. “Award” means a grant of Phantom Stock under this Plan.
2.3. “Board” means the Board of Directors of the Company.
2.4. “Cause” means that the Participant has (a) abandoned his position as a Director; (b) engaged in willful misconduct deleterious to the interests of the Company, including but not limited to engaging in or assisting a competing business enterprise without the consent of the Board, making public statements disparaging of the Company or its personnel or customers, other than truthful statements made in connection with a legal proceeding or governmental investigation, or disclosing trade secrets or other confidential information of the Company in an unauthorized manner; (c) been convicted of a felony crime; or (d) been indicted for a felony crime relating to the Participant’s business conduct or morals, if the Board determines that the Participant’s continuing service as a Director is deleterious to the interests of the Company. Whether a Participant’s Termination of Service is the result of Cause shall be determined by the Board in its sole discretion.

2.5. “Change in Control” shall mean and shall be deemed to have occurred as of the date of the first to occur of the following events:
(a) any Person or Group acquires stock of the Alion that, together with stock held by such Person or Group, constitutes more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of Alion. However, if any Person or Group is considered to own more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of Alion, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control of Alion. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which Alion acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of Alion (or issuance of stock of Alion) and stock in Alion remains outstanding after the transaction;
(b) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of Alion possessing thirty percent (30%) or more of the total voting power of the stock of Alion;
(c) a majority of members of Alion’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of Alion’s Board prior to the date of the appointment or election; or
(d) any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from Alion that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Alion immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Alion, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to:
(1) A shareholder of Alion (immediately before the asset transfer) in exchange for or with respect to its stock;
(2) An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Alion;
(3) A Person or Group that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Alion; or
(4) An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (3) above.

For these purposes, the term “Person” shall mean an individual, corporation, association, joint-stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof (other than an employee benefit trust established or maintained for the benefit of employees of the Corporation). The term “Group” shall have the meaning set forth in Rule 13d-5 of the Securities Exchange Commission (“SEC”), modified to the extent necessary to comply with Treasury Regulation Section 1.409A-3(i)(5), or any successor thereto in effect at the time a determination of whether a Change in Control has occurred is being made. If any one Person, or Persons acting as a Group, is considered to effectively control the Corporation as described in subsections (b) or (c) above, the acquisition of additional control by the same Person or Persons is not considered to cause a Change in Control.
2.6. “Code” means the Internal Revenue Code of 1986, as amended and any successor Code, and related rules, regulations and interpretations.
2.7. “Common Stock” means the voting common stock, $0.01 par value per share, of the Company, subject to adjustments pursuant to the Plan.
2.8. “Company” means Alion Science and Technology Corporation, a Delaware corporation.
2.9. “Director” means a member of the Board of Directors of the Company who is not also an employee of the Company on the Grant Date.
2.10. “Disability” means that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months; or (b) has been determined to be totally disabled by the Social Security Administration.
2.11. “Fair Market Value” on any given date means the value of one share of Common Stock as determined by the Administrative Committee in its sole discretion, based upon the most recent valuation of the Common Stock made by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied.
2.12. “Grant Date” means the effective date on which an Award is made to a Participant as set forth in the applicable Phantom Stock Agreement.
2.13. “Participant” means a member of the Board of the Company to whom an Award is granted under this Plan.
2.14. “Phantom Stock” means a unit granted to a Participant that entitles the Participant to receive a payment in cash equal to the Fair Market Value of a share of Common Stock as of the Surrender Date.
2.15. “Phantom Stock Agreement” means the agreement between the Company and the Participant pursuant to which the Company makes an Award hereunder. Each Phantom Stock Agreement shall incorporate the terms of this Plan and shall contain such further terms and conditions consistent with the provisions of the Plan as may be established by the Administrative Committee.

2.16. “Plan” means the Alion Science and Technology Corporation Phantom Stock Plan, as amended from time to time.
2.17. “Plan Year” means the fiscal year of the Company.
2.18. “Surrender Date” means the date as of which a Participant surrenders Phantom Stock shares pursuant to Section 7.1 below.
2.19. “Termination of Service” means termination of the Participant’s status as a Director of the Company and, if the Director is otherwise an independent contractor of the Company, complete and good-faith termination of of any such contractual relationship. If the Director is also an employee of the Company or any Affiliate (as such term is defined in the Alion Executive Deferrd Compensation Plan), the services provided as an employee are not taken into account in determining whether the Director has incurred a Termination of Service hereunder to the extent this Plan is not aggregated for purposes of Treasury Regulation Section 1.409-1(h)(5) with any deferred compensation plan in which he or she participates as an employee.
2.20. “Valuation Date” means a date as of which the Fair Market Value of Common Stock of the Company is determined.
2.21. “Year of Vesting Service” means a complete year of the Participant’s service as a Director, beginning with the Grant Date of the applicable Award and each anniversary of such date after the Grant Date.
ARTICLE III
ADMINISTRATION
3.1. General. The Plan shall be administered by the Administrative Committee. The Administrative Committee shall have the full and final authority, in its discretion, to interpret conclusively the provisions of the Plan; to adopt such rules for carrying out the Plan as it may deem advisable; to decide all questions of fact arising in the application of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan.
3.2. Procedure. The Administrative Committee shall meet at such times and places and upon such notice as it may determine. A majority of the members of the Administrative Committee shall constitute a quorum. Any acts by the Administrative Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing and approved in writing by all of the members of the Administrative Committee hereunder shall be valid acts of the Administrative Committee. Members of the Administrative Committee who are either eligible for Awards or have been granted Awards may vote on any matters affecting the administration of the Plan or the grant of Awards pursuant to the Plan, except that no such member shall act upon the granting of an Award to himself or herself but may be counted in determining the existence of a quorum at any meeting of the Administrative Committee during which action is taken with respect to the granting of an Award to him or her. Notwithstanding the foregoing, a member of the Committee will not be deemed as acting upon the granting of an Award to himself or herself under the preceding sentence if the matter under consideration applies equally to all Participants.

3.3. Duties. The Administrative Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrative Committee deems necessary or advisable, all within the Administrative Committee’s sole and absolute discretion. The Administrative Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to:
(a) construe the Plan and any Award under the Plan;
(b) select the time or times at which Awards shall be granted;
(c) determine the number of shares of Common Stock to be covered by or used for reference purposes for any Award;
(d) determine and modify from time to time the terms and conditions, including restrictions, of any Award and to approve the form of Phantom Stock Agreements;
(e) accelerate or otherwise change the time in which an Award may be vested, and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, except that the date of payment of an Award may not be accelerated in a manner inconsistent with Code Section 409A; or
(f) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws.
3.4. Limited Liability. To the maximum extent permitted by law, no member of the Board or Administrative Committee hereunder shall be liable for any action taken or decision made in good faith relating to the Plan or any Award.
3.5. Effect of Administrative Committee’s Decision. All actions taken and decisions and determinations made by the Administrative Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrative Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any Participants in the Plan and any employee, officer or Director of the Company, and their respective successors in interest.

ARTICLE IV
PARTICIPATION
Each individual who is a Director and who is not also an employee of the Company as of a Grant Date is eligible to participate in the Plan while he or she is a member of the Board of Directors.
ARTICLE V
GRANT OF PHANTOM STOCK
5.1. Shares Subject to the Plan. Subject to adjustments as provided in Article X, the shares of Common Stock that may be used for reference purposes with respect to Awards granted under this Plan shall not exceed 2,000,000 shares of Common Stock, reduced by any shares of Common Stock used for reference purposes with respect to awards issued under the Alion Science and Technology Corporation Phantom Stock Plan and the Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan (whether or not such awards have expired, terminated unexercised, or become unexercisable, or have been forfeited or otherwise terminated, surrendered or cancelled). No actual shares of Common Stock are reserved hereunder. References to shares of Common Stock are for accounting and valuation purposes only, and not to grant any voting or other rights associated with ownership of Common Stock.
5.2. Grant of Awards. Except as otherwise provided in Section 5.4, an Award shall be made to each eligible Director as of the date of the first general Board of Directors meeting of each Plan Year within the term of this Plan (each, a “Grant Date”). In addition, each individual who becomes a Director during a Plan Year within the term of this Plan after the first general meeting of the Board for such Plan Year shall be eligible for an Award effective as of the date he or she becomes a Director (also a “Grant Date”). The Compensation Committee of the Board of Directors shall have discretion to determine the amount of Phantom Stock to be awarded for any Plan Year; provided, however, that, except as otherwise provided in Section 5.4, each Director as of the date of the first general meeting of the Board during the Plan Year to which the Award relates shall receive the same level of Award. Unless and until the Compensation Committee determines otherwise, the number of units of Phantom Stock which shall be awarded to a Director for a Plan Year shall be the number determined by dividing thirty-five thousand dollars ($35,000) by the Fair Market Value (determined as of the Valuation Date corresponding with or immediately preceding such Grant Date) of a share of Common Stock on the Grant Date, rounded to the next highest round number; provided, however, that an Award made to an individual who becomes a Director after the first general Board of Directors meeting for the applicable Plan Year shall be prorated to reflect the number of full and partial calendar months remaining in such Plan Year from the date of the Director’s election. A Participant who incurs a Termination of Service or is not a Director for any reason as of the close of business on the Grant Date shall not be eligible for an Award.
5.3. Phantom Stock Agreement. The grant of an Award shall be evidenced by a Phantom Stock Agreement in a form approved by the Administrative Committee, between the Company and the Participant. Each such Phantom Stock Agreement shall set forth its Grant Date, the number of shares of Phantom Stock awarded, and the vesting provisions. Each such Phantom Stock Agreement shall be subject to the express terms and conditions of this Plan, and shall be subject to such other terms and conditions that, in the reasonable judgment of the Administrative Committee, are appropriate and not inconsistent with this Plan.

5.4. Disqualified Persons. Notwithstanding the foregoing, no grant of Phantom Stock may be made to any “Disqualified Person” (within the meaning of Sections 409(p)(4) and 4979A of the Code) for any period during which the Company maintains the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan or any other employee stock ownership plan (“ESOP”) as described in and qualified under Sections 4975(e)(7) and 401(a) of the Code, respectively. Any grant of Phantom Stock made in violation of this provision shall be null and void ab initio. In addition, no grant of Phantom Stock may be made to any eligible individual if and to the extent that such grant would cause such individual to become a Disqualified Person.
ARTICLE VI
RIGHT TO PAYMENT
6.1. Vesting. A Participant shall have no right to receive payment for any share of Phantom Stock upon the applicable Surrender Date, as described below, unless and until such Phantom Stock Award has become vested. Unless otherwise determined by the Administrative Committee in a Participant’s Phantom Stock Agreement, Awards shall vest in accordance with the following schedule:

Service from the Grant Date	Amount Vested

One Year of Vesting Service for Awards granted prior to November 1, 2007, or one Year and 31 days of Vesting Service for Awards granted on or after November 1, 2007	33%
Two Years of Vesting Service	66%
Three Years of Vesting Service	100%
6.2. Termination and Forfeiture of Awards. If a Participant incurs a Termination of Service on or before becoming 100% vested in an Award, he or she shall forfeit any unvested portion of the Award, except as provided below:
(a) Death or Disability. If the Participant’s Termination of Service is due to death or Disability, any outstanding Awards at the time of such Termination of Service shall immediately become 100% vested.
(b) Change in Control. If the Participant incurs a Termination of Service for any reason on or after a Change in Control, any Awards granted prior to such Change in Control that are outstanding at the time of such Termination of Service shall immediately become 100% vested.

(c) Failure to be Reelected. If the Participant fails to be reelected as a Director for any reason other than Cause, such Director shall continue to vest in accordance with the above schedule, without regard to such Termination of Service. Notwithstanding the foregoing, Awards issued on or after November 1, 2007, shall not become vested under this Section 6.2(c), if a Participant fails to be reelected as a Director for any reason within the first one year and thirty one days after the Grant Date of such Award.
(d) Disqualified Persons. If Participant is or becomes a Disqualified Person as described in Section 5.4 above, then the full amount of any then outstanding Award that has not yet vested shall be forfeited; and no amount of an Award shall become vested, if, as a result of such vesting, the Participant would become a Disqualified Person and the vesting of any such Award would result in a “nonallocation year” (within the meaning of Code Section 409(p)(3)).
ARTICLE VII
PAYMENT OF PHANTOM STOCK BENEFITS
7.1. Surrender Date. The Administrative Committee may, in its discretion, permit a Participant to elect whether the Surrender Date with respect to an Award shall occur (a) with respect to any portion of an Award which has become vested under Section 6.1, the date on which such portion of the Award becomes vested; or (b) the date on which the entire amount of the Award becomes 100% vested or, if earlier, upon the Participant’s Termination of Service. Notwithstanding the foregoing or any contrary election by the Participant, if a Participant incurs a Termination of Service but continues to vest under Section 6.2(c), the Surrender Date of any portion of a then-outstanding Award that has vested prior to the Participant’s Termination of Service shall be the date of such Termination of Service, and the Surrender Date of any portion of the Award that becomes vested after the Participant’s Termination of Service shall be the date on which such portion of the Award becomes vested. Any such election shall be made in a writing acceptable to the Administrative Committee and filed with the Administrative Committee as of a date specified by the Administrative Committee which is within 30 days after the Award Grant Date; provided, however, that an election by a Participant who first becomes a Director on the Grant Date shall be made within 30 days of the Grant Date (provided that such Director was not eligible to participate in this or any similar non-qualified deferred compensation plan of the Company required to be aggregated with this Plan under Treasury Regulation Section 1.409-1(h)(5) during the preceding 24 month period). If the Administrative Committee does not permit an election under this provision, or if a Participant fails to make a timely election to the contrary hereunder, the Participant shall be deemed to have elected the Surrender Date described in clause (b) above (except as provided above with respect to Section 6.2(c)). Notwithstanding the foregoing, the Surrender Date of a vested Award may be accelerated, with the consent of the Administrative Committee, under the following circumstances:
(a) Compliance with Domestic Relations Order: To permit payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B));
(b) Conflicts of Interest: To permit payment as necessary to comply with the provisions of a Federal government ethics agreement or to avoid violation of applicable Federal, state, local or foreign ethics law or conflicts of interest law;

(c) Payment of Employment Taxes: To permit payment of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; or
(d) Section 409(p): To prevent the occurrence of a nonallocation year (within the meaning of Code Section 409(p)(3)) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount distributed may not exceed 125% of the minimum amount of distribution necessary to avoid the occurrence of a nonallocation year; or
(e) Tax Event: Upon a good faith, reasonable determination by the Company, upon advice of counsel, that the Plan or an Award fails to meet the requirements of Code Section 409A and regulations thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.
7.2. Amount of Payment. A Participant shall be entitled to a cash payment upon surrender of an Award equal to the number of vested units of Phantom Stock subject to surrender, multiplied by the Fair Market Value as of the Valuation Date coincident with or immediately preceding the Surrender Date; provided, however, that, in the case of an Award outstanding on the date of a Change in Control, the Fair Market Value of such Phantom Stock units shall be determined based upon the Fair Market Value of Common Stock as of the Valuation Date coincident with or immediately preceding the Surrender Date, or the Valuation Date coincident with or immediately preceding the date of the Change in Control, whichever produces the higher Fair Market Value.
7.3. Time of Payment. Except as provided in Section 7.4, the Company shall make payment of the amount receivable upon the exercise of an Award by the delivery of cash in a lump sum as soon as practicable, but in any event within ninety (90) days, after the Surrender Date. Notwithstanding the foregoing, if the Committee reasonably determines that the making of any payment required under the Plan at the date specified in the Plan would jeopardize the ability of the Company to continue as a going concern, the payment will be treated as made upon the date specified under the Plan if the payment is made during the first taxable year of the Company in which the making of the payment would not have such effect. In addition, a payment otherwise required to be made under the terms of the Plan may be delayed solely to the extent necessary under the following circumstances, provided that payment is made as soon as possible within the first taxable year of the Participant after the reason for delay no longer applies:
(a) Payments Subject to the Deduction Limitation: The Company reasonably anticipates that such payment would otherwise violate Code Section 162(m);
(b) Violation of Law: The Administrator reasonably determines that making the payment will violate Federal securities or other applicable laws; or
(c) Other Permitted Event: Upon such other events and conditions as the Commissioner of Internal Revenue shall prescribe in generally applicable guidance.

7.4. Election to Defer Payments. If a Participant has elected, or is deemed to have elected, as the Surrender Date of an Award under Section 7.1 the date on which the entire amount of the Award becomes 100% vested, then the Participant may elect to have the amount of payment for such Award that would otherwise be made upon the Surrender Date deferred into the Alion Director Deferred Compensation Plan (the “Deferred Compensation Plan”), provided that he or she has not incurred a Termination of Service and is then (or is then eligible to become) a participant in the Deferred Compensation Plan. Any such election shall be made in a writing acceptable to the Administrative Committee and filed with the Administrative Committee at least one year prior to the Surrender Date; provided, however, that an election to defer the receipt of a payment under this Section 7.4 that would, absent such a deferral election, be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) must be made as of a date permitted by the Administrator that is at least one year prior to the date such payment ceases to be subject to a substantial risk of forfeiture. Such election shall become effective upon the Surrender Date and shall specify a time for payment and method of distribution available under the Deferred Compensation Plan, provided that such election may not provide for a time of distribution (other than as a result of Termination of Service, Change in Control, death or Disability) earlier than five years after the Surrender Date. If the Participant has elected a time of payment or method of distribution under the Deferred Compensation Plan that will apply to amounts deferred hereunder and is different from the time or method of distribution specified in Section 7.3 with respect to any distribution event, the deferral election under this Section 7.4 shall be treated as a change election under Treasury Regulation Section 1.409A-2(b) and Article V of the Deferred Compensation Plan. This Section 7.4 shall not apply to amounts withheld under Section 7.7.
7.5. Discharge. Any payment made by the Company in good faith in accordance with the provisions of this Plan and a Participant’s Phantom Stock Agreement shall fully discharge the Company from all further obligations with respect to such payment and the Phantom Stock Agreement.
7.6. Compliance with Code Section 409A. No payment shall be made in violation of Section 409A or any other applicable provisions of the Code and the rules and regulations thereunder.
7.7. Withholding. The Company shall have the right to deduct from all amounts paid pursuant to the Plan any Federal, State or local income tax, social security contribution or other payroll taxes required by law, whether domestic or foreign, to be withheld with respect to such payments. The Company shall also have the right to deduct FICA contributions required at vesting.

ARTICLE VIII
AMENDMENT AND TERMINATION
8.1. Amendment. The Board may amend the Plan at any time and from time to time, provided that (a) no amendment shall deprive any person of any rights granted under the Plan before the effective date of such amendment without such person’s consent; and (b) amendments may be subject to shareholder approval to the extent needed to comply with applicable law. Notwithstanding the foregoing, the Board may amend the Plan or any outstanding Award as necessary to cause the Plan or such Award to comply with Code Section 409A.
8.2. Termination. The Board reserves the right to terminate the Plan in whole or in part at any time, without the consent of any person granted any rights under the Plan. Termination of the Plan shall not affect the Administrative Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination. Notwithstanding the foregoing, termination of the Plan shall not result in the acceleration of payment of any Award except as permitted by the Administrative Committee and consistent with the requirements of Code Section 409A.
ARTICLE IX
TERM
The Plan shall be effective October 1, 2005, subject to approval of the Plan by the Board. Unless sooner terminated by action of the Board, the Plan will terminate on September 30, 2015, but Awards granted before this termination date will continue to be effective in accordance with their terms and conditions.
ARTICLE X
TRANSACTIONS
10.1. Adjustment of Number and Price of Shares. Any other provision of the Plan notwithstanding, if through, or as a result of, any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, the Administrative Committee shall make an appropriate or proportionate adjustment in the Awards as it deems appropriate, in its sole discretion. The adjustment by the Administrative Committee shall be final, binding and conclusive.
10.2. Adjustments Due to Special Circumstances. The Administrative Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrative Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
10.3. Compliance with Code Section 409A. Notwithstanding the foregoing, the Administrative Committee shall not make an adjustment under this Article X which results in a violation of Code Section 409A.

ARTICLE XI
MISCELLANEOUS PROVISIONS
11.1. No Guarantee of Employment. Neither the Plan nor any Award granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or to continue as a Director.
11.2. No Rights as a Shareholder. A Participant shall not have any rights as a shareholder with respect to any shares of Phantom Stock.
11.3. Indemnification of Board and Plan Administrative Committee. No member of the Board or the Administrative Committee, nor any officer or employee of the Company acting on behalf of the Board or the Administrative Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrative Committee and each and any officer or Employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.
11.4. Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Administrative Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by a Phantom Stock Agreement, or any amendment thereto, duly authorized by the Administrative Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.
11.5. Non-Assignability. Phantom Stock granted to a Participant may not be transferred or assigned other than by will or by the laws of descent and distribution. If the Participant attempts to alienate, assign, pledge, hypothecate, or otherwise dispose of his Phantom Stock or any right thereunder, except as provided for in this Plan or the Phantom Stock Agreement, or in the event of any levy, attachment, execution, or similar process upon the right or interest conferred by this Plan or the Phantom Stock Agreement, the Administrative Committee may terminate the Participant’s Phantom Stock Award by notice to him or her, and it shall thereupon become null and void.
11.6. Restrictive Legends. The Company may at any time place legends referencing any restrictions described in the Phantom Stock Agreement and any applicable federal or state securities law restrictions on all Awards.
11.7. Company Charter and Bylaws. This Plan is subject to the charter and by-laws of the Company, as they may be amended from time to time.

11.8. No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company; however, in the event of commencement of a voluntary or involuntary case of bankruptcy against or by the Company, all vested and unvested Awards made hereunder shall be canceled and void.
11.9. Governing Law. All questions arising with respect to this Plan and any Phantom Stock Agreement executed hereunder shall be determined by reference to the laws of the State of Delaware in effect at the time of their adoption and execution, respectively, without implementing its laws regarding choice of law.
IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed as of November 13, 2007, and certifies that the foregoing Plan, as amended and restated herein, was duly adopted by the Board of the Company on that date.

Alion Science and Technology Corporation

By:	/s/ Bahman Atefi Chief Executive Officer